Exhibit 99.1

Rafael Holdings, Inc. Announces Final Results and Closing of Rights Offering

NEWARK, NJ– June 4, 2025 (GLOBE NEWSWIRE) - Rafael Holdings, Inc. (NYSE: RFL; NYSE American: RFL-WT) announced today the final results and closing of its $25.0 million rights offering (the “Rights Offering”). The subscription period of the Rights Offering expired at 5:00 P.M. Eastern Time, on May 29, 2025. The Rights Offering resulted in subscriptions for 3,130,480 shares of Class B common stock at an exercise price of $1.28 per share for aggregate gross proceeds of $4,007,014.40.The subscriptions do not reflect subscription rights held by Howard Jonas, Chief Executive Officer, President and Executive Chairman of the Company and Chairman of the Board of Directors of the Company, and his affiliates who held, prior to the rights offering, approximately 32% of the outstanding common stock of the Company. Due to Mr. Jonas’ previously disclosed commitment to backstop the Rights Offering through a private placement of shares in the event that the Rights Offering was not fully subscribed (the “Backstop Private Placement”), those holders did not exercise their subscription rights. Mr. Jonas and certain related parties are purchasing the unsubscribed shares for an aggregate amount of $20,992,985.60.

The shares of Class B common stock subscribed for by stockholders were issued to participating stockholders on June 4, 2025.

Mr. Jonas commented, “I want to thank all of the stockholders that participated in the Rights Offering. The proceeds from the Rights Offering will provide the Company additional capital for the regulatory approval efforts and potential launch of Trappsol® Cyclo™ in the event of a positive interim result from the 48-week interim analysis of the TransportNPC™ Phase 3 clinical trial in Niemann-Pick Disease Type C1 (“NPC1”).]

The Backstop Private Placement is expected to be completed within the next several business days.

The net proceeds to be received by the Company in the Rights Offering and the Backstop Private Placement are expected to be approximately $24.9 million after deduction of certain expenses incurred by the Company in connection with the Rights Offering.

Following the completion of the Rights Offering and the Backstop Private Placement, the Company expects to have approximately 50,879,164 shares of its Class B common stock and 787,163 shares of its Class A common stock (which are convertible into Class B common stock on a one for one basis) outstanding.

A registration statement on Form S-3 (File No. 333-286622) relating to the Rights Offering was filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The Rights Offering was made only by means of a prospectus, copies of which can be accessed through the SEC’s website at www.sec.gov. Additional information regarding the Rights Offering is set forth in the prospectus filed with the SEC.

About Rafael Holdings, Inc.

Rafael Holdings, Inc. holds interests in clinical and early-stage pharmaceutical and certain other companies, including our wholly-owned subsidiary, Cyclo Therapeutics, LLC, a clinical stage biotechnology company dedicated to developing Rafael’s lead clinical candidate, Trappsol® Cyclo™, which is being evaluated in clinical trials for the potential treatment of Niemann-Pick Disease Type C1 (“NPC1”), a rare, fatal, and progressive genetic disorder.  Rafael also holds majority equity interests in LipoMedix Pharmaceuticals Ltd., a clinical stage pharmaceutical company, Cornerstone Pharmaceuticals, Inc., formerly known as Rafael Pharmaceuticals Inc., a cancer metabolism-based therapeutics company, Rafael Medical Devices, LLC, an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries, and Day Three Labs, Inc., a company which empowers third-party manufacturers to reimagine their existing cannabis offerings.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2024, and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Investor Contact:

Rafael Holdings, Inc.
Barbara Ryan
Barbara.ryan@rafaelholdings.com
(203) 274-2825